EXHIBIT 99.1

                           RECOVERY ENGINEERING, INC.
                      1994 STOCK OPTION AND INCENTIVE PLAN
                                   AS AMENDED


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                           RECOVERY ENGINEERING, INC.
                      1994 STOCK OPTION AND INCENTIVE PLAN

         The purpose of the Recovery Engineering, Inc. 1994 Stock Option and Incentive Plan (the "Plan") is to promote the growth and profitability of Recovery Engineering, Inc. (the "Company") and its Affiliates by providing its employees, consultants and other service providers with an incentive to achieve long-term corporate objectives, to attract and retain persons of outstanding competence, and to provide such persons with an equity interest in the Company.

         1. STOCK SUBJECT TO PLAN. An aggregate of 350,000 shares (the "Shares") of the Common Stock, par value $.0l per share ("Common Stock"), of the Company may be subject to awards granted under the Plan. The number of shares authorized for issuance under the Plan may be increased from time to time by approval of the Board of Directors and, if required pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 or the applicable rules of any securities exchange or the NASD, the shareholders of the Company. Such Shares may be authorized but unissued Common Stock or authorized and issued Common Stock that has been or may be acquired by the Company. Shares that are subject to an award which expires or is terminated unexercised, or which are reacquired by the Company upon the forfeiture of restricted Shares, shall again be available for issuance under the Plan.

         2. ADMINISTRATION.

                  a. COMMITTEE. The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Committee shall be comprised of the entire Board or, if the Board so determines, of two or more members of the Board.

                  b. POWERS AND DUTIES. The Committee shall have the authority to make rules and regulations governing the administration of the Plan; to select the eligible employees, consultants and other service providers to whom awards shall be granted; to determine the type, amount, size, and terms of awards; to determine the time when awards shall be granted; to determine whether any restrictions shall be placed on Shares purchased pursuant to any option or issued pursuant to any award; and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations need not be uniform, and may be made by it selectively among persons who are eligible to receive awards under the Plan, whether or not such persons are similarly situated. All interpretations, decisions, or determinations made by the Committee pursuant to the Plan shall be final and conclusive.

         3. ELIGIBILITY; PARTICIPANTS.

                  a. Any person who provides services to the Company or any of its Affiliates as an employee, consultant or other service provider shall be eligible to receive awards under the Plan. Eligible persons may be selected to receive awards individually or by group or category (for example, by pay grade) as the Committee may determine. The selection of officers of the Company to receive awards under the Plan and the terms of

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         any award granted to such officers shall be approved by the Committee.
         The Committee, in its sole discretion, may delegate to one or more officers of the Company the authority to select persons who are not officers to receive awards under the Plan and to establish the terms of awards granted to such persons.

                  b. A person who has been granted an award under this Plan, or under any predecessor plan, may be granted additional awards if the Committee shall so determine. Except to the extent otherwise provided in the agreement evidencing an award, the granting of an award under this Plan shall not affect any outstanding award previously granted under this Plan or under any other plan of the Company or any Affiliate.

                  c. For purposes of this Plan, the term "Affiliate" shall mean any "parent corporation" or "subsidiary corporation" of the Company, as those terms are defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended.

         4. AWARDS. The Committee may make awards to eligible persons in the form of stock options which are intended to qualify as "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or stock options which are not intended to so qualify ("Non-qualified Options"), or awards of restricted stock, or any combination thereof.

         5. STOCK OPTIONS. A stock option granted pursuant to the Plan shall entitle the optionee, upon exercise, to purchase Shares at a specified price during a specified period. Options shall be subject to such terms and conditions as the Committee shall from time to time approve; provided, that each option shall be subject to the following requirements:

                  a. TYPE OF OPTION. Each option shall be identified in the agreement pursuant to which it is granted as an Incentive Stock Option or as a Non-qualified Option, as the case may be.

                  b. TERM. No option shall be exercisable more than 121 months after the date on which it is granted.

                  c. PAYMENT. The purchase price of Shares subject to an option shall be payable in full at the time the option is exercised. Payment may be made in cash, in shares of Common Stock having an aggregate fair market value on the date of exercise which is not less than the option price, or by a combination of cash and such shares, as the Committee may determine, and subject to such terms and conditions as the Committee deems appropriate.

                  d. OPTIONS NOT TRANSFERABLE. Options shall not be transferable except to the extent permitted by the agreement evidencing such option; provided, that in no event shall any option be transferable by the optionee, other than by will or the laws of descent and distribution. Options shall be exercisable during an optionee's lifetime only by such optionee. If, pursuant to the agreement evidencing any option, such option remains exercisable after the optionee's death, it may be exercised, to the extent permitted by such agreement, by the personal representative of the optionee's estate or by any person

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         who acquired the right to exercise such option by bequest, inheritance, or otherwise by reason of the optionee's death.

                  e. INCENTIVE STOCK OPTIONS. If an option is an Incentive Stock Option, it shall be subject to the following additional requirements:

                           i. Incentive Stock Options may be granted only to
                  persons who are employees of the Company or of an Affiliate.

                           ii. The purchase price of Shares that are subject to
                  an Incentive Stock Option shall not be less than 100% of the fair market value of such Shares at the time the option is granted, as determined in good faith by the Committee.

                           iii. The aggregate fair market value (determined at
                  the time the option is granted) of the Shares with respect to which Incentive Stock Options are exercisable by the optionee for the first time during any calendar year, under this Plan or any other plan of the Company or any Affiliate, shall not exceed $100,000.

                           iv. An Incentive Stock Option shall not be
                  exercisable more than ten years after the date on which it is granted.

                           v. The purchase price of Shares that are subject to
                  an Incentive Stock Option granted to an employee who, at the time such option is granted, owns 10% or more of the total combined voting power of all classes of stock of the Company or of any Affiliate shall not be less than 110% of the fair market value of such Shares on the date such option is granted, and such option may not be exercisable more than five years after the date on which it is granted. For the purposes of this subparagraph, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee.

Subject to the foregoing, options may be made exercisable in one or more installments, upon the happening of certain events, upon the fulfillment of certain conditions, or upon such other terms and conditions as the Committee shall determine.

         6. RESTRICTED STOCK. Restricted stock awards granted pursuant to the Plan shall entitle the holder to receive Shares, subject to forfeiture if specified conditions are not satisfied at the end of a specified period. Restricted stock awards shall be subject to such terms and conditions as the Committee shall from time to time approve; provided, that each award shall be subject to the following requirements:

                  a. RESTRICTED PERIOD. The Committee shall establish a period (the "Restricted Period") at the time an award is granted during which the holder will not be permitted to sell, transfer, pledge, encumber, or assign the Shares subject to the award. The Committee may provide for the lapse of restrictions in installments, or upon the occurrence of certain events, where deemed appropriate. Any attempt by a holder to

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         dispose of restricted Shares in a manner contrary to the applicable restrictions shall be void, and of no force and effect.

                  b. RIGHTS DURING RESTRICTED PERIOD. Except to the extent otherwise provided in this paragraph 6 or under the terms of any restricted stock agreement, during the Restricted Period the holder of restricted Shares shall have all of the rights of a shareholder in the Company with respect to such Shares, including the right to vote the Shares and to receive dividends and other distributions with respect to the Shares; provided, that all stock dividends, stock rights, and stock issued upon split-ups or reclassifications of Shares shall be subject to the same restrictions as the Shares with respect to which such stock dividends, rights, or additional stock are issued, and may be held in custody as provided below in this paragraph 6 until the restrictions thereon shall have lapsed.

                  c. FORFEITURES. Except to the extent otherwise provided in the restricted stock agreement, all Shares then subject to any restriction shall be forfeited to the Company without further obligation of the Company to the holder thereof, and all rights of the holder with respect to such Shares shall terminate, if the holder shall cease to provide services to the Company and its Affiliates as an employee, consultant or other service provider, or if any condition established by the Committee for the release of any restriction shall not have occurred, prior to the expiration of the Restricted Period.

                  d. CUSTODY. The Committee may provide that the certificates evidencing restricted Shares shall be held in custody by a bank or other institution, or by the Company or any Affiliate, until the restrictions thereon have lapsed, and may require that the holder of any restricted Shares shall have delivered to the Company one or more stock powers, endorsed in blank, relating to the restricted Shares as a condition of receiving the award.

                  e. CERTIFICATES. A recipient of a restricted stock award shall be issued a certificate or certificates evidencing the Shares subject to such award. Such certificates shall be registered in the name of the recipient, and may bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award, which legend shall be in substantially the following form:

                  "The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) of the Recovery Engineering, Inc. 1994 Stock Option and Incentive Plan and an Agreement entered into between the registered owner and Recovery Engineering, Inc. Copies of such Plan and Agreement are on file in the offices of Recovery Engineering, Inc."

                  f. GIFTS, ETC. Notwithstanding any other provision of this paragraph 6, the Committee may permit a gift of restricted stock to the holder's spouse, child, stepchild, grandchild, or legal dependent, or to a trust whose sole beneficiary or beneficiaries shall be the holder and/or any one or more of such persons; provided, that the donee shall have entered into an agreement with the Company pursuant to which it agrees that the

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         restricted stock shall be subject to the same restrictions in the hands of such donee as it was in the hands of the donor.

         7. AGREEMENTS. Each option or award granted pursuant to the Plan shall be evidenced by an agreement setting forth the terms and conditions upon which it is granted. Multiple options or awards may be evidenced by a single agreement. Subject to the limitations set forth in the Plan, the Committee may, with the consent of the person to whom an award has been granted, amend any such agreement to modify the terms or conditions governing the award evidenced thereby.

         8. ADJUSTMENTS. In the event of any change in the outstanding Shares of Common Stock by reason of any stock dividend or split, recapitalization, reclassification, combination, or exchange of Shares or other similar corporate change, then if the Committee shall determine, in its sole discretion, that such change necessarily or equitably requires an adjustment in the number of Shares subject to an award, in the option price or value of an award, or in the maximum number of Shares subject to this Plan, such adjustments shall be made by the Committee and shall be conclusive and binding for all purposes of this Plan. No adjustment shall be made in connection with the issuance by the Company of any warrants, rights, or options to acquire additional Common Stock or of securities convertible into Common Stock.

         9. MERGER, CONSOLIDATION, REORGANIZATION, LIQUIDATION, ETC. Subject to the provisions of the agreement evidencing any award, if the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board of Directors of the Company shall have the power to make any arrangement it deems advisable with respect to outstanding awards and in the number of Shares subject to this Plan, which shall be binding for all purposes of this Plan, including, but not limited to, the substitution of new awards for any awards then outstanding, the assumption of any such awards, and the termination of such awards.

         10. EXPENSES OF PLAN. The expenses of administering this Plan shall be borne by the Company and its Affiliates.

         11. RELIANCE ON REPORTS. Each member of the Committee and each member of the Board of Directors shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Affiliates and upon any other information furnished in connection with this Plan by any person or persons other than himself. In no event shall any person who is or shall have been a member of the Committee or of the Board of Directors be liable for any determination made or other action taken or omitted in reliance upon any such report or information, or for any action taken or omitted, including the furnishing of information, in good faith.

         12. RIGHTS AS SHAREHOLDER. Except to the extent otherwise specifically provided hereon, no recipient of any award shall have any rights as a shareholder with respect to Shares sold or issued pursuant to the Plan until certificates for such Shares have been issued to such person.

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         13. GENERAL RESTRICTIONS. Each award granted pursuant to the Plan shall be subject to the requirement that if, in the opinion of the Committee, the listing, registration, or qualification of any Shares related thereto upon any securities exchange or under any state or federal law, the consent or approval of any regulatory body, or an agreement by the recipient with respect to the disposition of any such Shares, is necessary or desirable as a condition of the issuance or sale of such Shares, such award shall not be consummated unless and until such listing, registration, qualification, consent, approval, or agreement is effected or obtained in form satisfactory to the Committee.

         14. EMPLOYMENT RIGHTS. Nothing in this Plan, or in any agreement entered into hereunder, shall confer upon any person the right to continue to provide services to the Company or an Affiliate as an employee, consultant or other service provider, or affect the right of the Company or Affiliate to terminate such person's service at any time, with or without cause.

         15. WITHHOLDING. If the Company proposes or is required to issue Shares pursuant to the Plan, it may require the recipient to remit to it, or may withhold from such award or from the recipient's other compensation, an amount, in the form of cash or Shares, sufficient to satisfy any applicable federal, state, or local tax withholding requirements prior to the delivery of any certificates for such Shares.

         16. AMENDMENTS. The Board of Directors of the Company may at any time, and from time to time, amend the Plan in any respect, except that no amendment that would:

                  a. materially increase the benefits accruing to participants under the Plan;

                  b. increase the number of Shares available for issuance or sale pursuant to the Plan (other than as permitted by paragraphs 8 and 9); or

                  c. materially modify the requirements as to eligibility for participation in the Plan;

shall be made without the affirmative vote of shareholders holding at least a majority of the voting stock of the Company represented in person or by proxy at a duly held shareholders' meeting.

         17. Immediate Acceleration of Awards. Notwithstanding any provision in this Plan or in any award to the contrary, the restrictions on all shares of restricted stock shall lapse immediately and all outstanding options will become exercisable immediately if, subsequent to the Effective Date of this Plan, any of the following events occur:

                  a. Any person or group of persons, other than the shareholders of record of the Company as of the date of this Plan is adopted by the Board, becomes the beneficial owner of 30% or more of any equity security of the Company entitled to vote for the election of directors;

                  b. A change in the composition of the Board within any consecutive two-year period such that the "Continuing Directors" cease to constitute a majority of the board.

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         For purposes of this event, the "Continuing Directors" shall mean those members of the Board who either: (i) were directors at the beginning of such two-year period, or (ii) were elected by, or on nominations or recommendations of, a majority of the then-existing Board members; or

                  c. The shareholders of the Company approve an agreement to merge or consolidate with or into another corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including a plan of liquidation).

         For purposes of this paragraph 17, beneficial ownership by a person or group of persons shall be determined in accordance with Regulation 13D (or any similar successor regulation) promulgated by the Securities and Exchange Commission pursuant to the 1934 Act. Beneficial ownership of more than 30% of an equity security may be established by any reasonable method, but shall be presumed conclusively to exist as to any person who files a Schedule 13D report with the Securities and Exchange Commission reporting such ownership. If the restrictions and forfeiture periods are eliminated by reason of subparagraph a., the limitations of this Plan shall not become applicable again should the person cease to own 30% or more of any equity security of the Company.

         A participant shall not be entitled to the immediate acceleration of an award as provided in this paragraph 17 if such acceleration would, with respect to the participant, constitute a "parachute payment" for purposes of Internal Revenue Code Section 280G, or any successor provision. The participant shall have the right to designate those awards which would be reduced or eliminated so that the participant will not receive a "parachute payment."

         Prior to the occurrence of one of the events described in subparagraph a., b. or c. above, the participant shall have no rights under this paragraph 17, and the Board shall have the power and right, within its sole discretion, to rescind, modify or amend this paragraph 17 without any consent of the participant. In all other cases, and notwithstanding the authority granted to the Board or the Committee, as the case may be, to exercise discretion in interpreting, administering, amending or terminating this Plan, neither the Board nor the Committee shall, following the occurrence of one of the events described in subparagraph a., b. or c. above, have the power to exercise such authority or otherwise take any action which is inconsistent with the provisions of this paragraph 17.

         18. SHAREHOLDER APPROVAL. The Plan shall be subject to approval by the shareholders holding at least a majority of the voting stock of the Company represented in person or by proxy and voting thereon at a duly held shareholders' meeting, and any award granted under the Plan prior to the date of such approval shall be contingent upon such approval.

         19. EFFECTIVE DATE; DURATION. This Plan shall be effective as of January 31, 1994, subject to shareholder approval of the Plan as described above on or before January 31, 1995. No options or rights shall be granted under the Plan after the earlier of (a) the date on which the Plan is terminated by the Board of Directors of the Company; or (b) January 31, 2004. Options or rights outstanding at the termination of the Plan may continue to be exercised in accordance with their terms after such termination.

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                             FIRST AMENDMENT TO THE
                           RECOVERY ENGINEERING, INC.
                      1994 STOCK OPTION AND INCENTIVE PLAN

                                January 31, 1995

RECITALS:

A. The Recovery Engineering, Inc. 1994 Stock Option and Incentive Plan (the "Plan") was adopted by the Board of Directors of Recovery Engineering, Inc. (the "Company") on January 31, 1994, and was approved by the shareholders of the Company on April 12, 1994. The Plan is now in full force and effect.

B. The Company desires to amend the Plan to increase the number of shares of common stock available for issuance under the Plan.

AMENDMENT:

THEREFORE, the Plan is hereby amended as follows:

1. The first sentence of paragraph 1 of the Plan is hereby amended to read as follows:

                  "1. Stock Subject to Plan. An aggregate of 700,000 shares of the Common Stock, par value $.01 per share, ("Common Stock") of the Company may be subject to awards granted under the Plan."

2. The foregoing amendment shall be effective as of January 31, 1995, and shall be subject to approval by the shareholders of the Company at its next Annual or Special Meeting of shareholders.

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                             SECOND AMENDMENT TO THE
                           RECOVERY ENGINEERING, INC.
                      1994 STOCK OPTION AND INCENTIVE PLAN

                                January 28, 1997

RECITALS:

A. The Recovery Engineering, Inc. 1994 Stock Option and Incentive Plan (the "Plan") was adopted by the Board of Directors of Recovery Engineering, Inc. (the "Company") on January 31, 1994, and was approved by the shareholders of the Company on April 12, 1994. The First Amendment to the Plan, increasing the number of shares of common stock available for issuance under the Plan from 350,000 shares to 700,000 shares, was adopted by the Board of Directors on January 31, 1995, and was approved by the shareholders of the Company on April 25, 1995. The Plan, as amended, is now in full force and effect.

B. The Company desires to amend the Plan to further increase the number of shares of common stock available for issuance under the Plan.

AMENDMENT:

THEREFORE, the Plan is hereby amended as follows:

1. The first sentence of paragraph 1 of the Plan is hereby amended to read as follows:

                  "1. Stock Subject to Plan. An aggregate of 800,000 shares of the Common Stock, par value $.01 per share, ("Common Stock") of the Company may be subject to awards granted under the Plan."

2. The foregoing amendment shall be effective as of January 28, 1997, and shall be subject to approval by the shareholders of the Company at its next Annual or Special Meeting of shareholders.

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                             THIRD AMENDMENT TO THE
                           RECOVERY ENGINEERING, INC.
                      1994 STOCK OPTION AND INCENTIVE PLAN

                                 April 24, 1997

RECITALS:

A. The Recovery Engineering, Inc. 1994 Stock Option and Incentive Plan (the "Plan") was adopted by the Board of Directors of Recovery Engineering, Inc. (the "Company") on January 31, 1994, and was approved by the shareholders of the Company on April 12, 1994. The First Amendment to the Plan, increasing the number of shares of common stock available for issuance under the Plan from 350,000 shares to 700,000 shares, was adopted by the Board of Directors on January 31, 1995, and was approved by the shareholders of the Company on April 25, 1995. The Second Amendment to the Plan, increasing the number of shares of common stock available for issuance under the Plan from 700,000 shares to 800,000 shares, was adopted by the Board of Directors on January 28, 1997, and was approved by the shareholders of the Company on April 24, 1997. The Plan, as amended, is now in full force and effect.

B. The Company desires to amend the Plan to further increase the number of shares of common stock available for issuance under the Plan.

AMENDMENT:

THEREFORE, the Plan is hereby amended as follows:

1. The first sentence of paragraph 1 of the Plan is hereby amended to read as follows:

                  "1. Stock Subject to Plan. An aggregate of 850,000 shares of the Common Stock, par value $.01 per share, ("Common Stock") of the Company may be subject to awards granted under the Plan."

2. The foregoing amendment shall be effective as of April 24, 1997, and shall be subject to approval by the shareholders of the Company at its next Annual or Special Meeting of shareholders.